Exhibit 10.34

Certain identified information has been excluded from the exhibit pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated by: ***.

December 16, 2021

Via E-mail
Jacques Tortoroli
***

Re: Offer of Employment with Charlotte’s Web Holdings, Inc.

Dear Jacques,

We are very pleased to extend to you this offer of employment for the position of Chief Executive Officer of Charlotte’s Web Holdings, Inc. (the “Company”). This offer letter will outline the terms and conditions of your employment with the Company, effective December 16, 2021.

1.       Duties.

(a)       In your capacity as Chief Executive Officer, you will report to the Company’s Board of Directors (the “Board”) and perform such duties and responsibilities that are commensurate with your position, as well as such other duties and responsibilities as may be assigned to you from time to time by the Board.

(b)       You agree to devote your full business time, attention, and best efforts to the performance of your duties hereunder and to the furtherance of the Company’s interest. During the period of your employment with the Company, you shall not engage in any business activities other than being employed by and performing the duties required of you by the Company. Notwithstanding the foregoing, you will be permitted to participate in (i) charitable, professional and civic activities and (ii) serve on the board of directors of up to three (3) other companies, provided that such outside activities do not, directly or indirectly, conflict with the interests of the Company or interfere with the proper and efficient performance of your duties for the Company. If any such outside activities create a potential conflict of interest, you are required to receive prior written consent from the Board.

(c)       The Company maintains, and from time to time modify and implement, various policies and procedures. You will be expected to comply with all such policies and procedures that have been delivered or made available to you and with any applicable laws or regulatory requirements which govern your conduct in respect of the Company’s operations or its employees.

2.       Work Location. Your principal place of employment shall be the Company’s headquarters in Denver, Colorado, subject to business travel as needed to properly fulfill your employment duties and responsibilities. The Company acknowledges that you will be commuting to and from Denver and you will not establish a permanent residence in the Denver area.

3.       Board Seat. Effective December 16, 2021, your current Board seat status will change from an independent Director on the Board to a non-independent director serving on the Board in your role of Chief Executive Officer. For the 2021 calendar year, you will receive your pro-rata compensation as an independent Director from January 1, 2021, through December 16, 2021.

4.       Base Salary. In consideration of your services, you will be paid an initial base salary of Four Hundred Twenty-Five Thousand Dollars ($425,000.00) per year (“Base Salary”), subject to review by the Compensation Committee from time to time, payable in accordance with standard payroll practices of the Company and subject to applicable withholdings and deductions.

5.       Annual Discretionary Bonus. Beginning in the 2022 calendar year, you will be eligible for an annual discretionary bonus in accordance with the Company’s annual short-term incentive plan and on the same terms and conditions as other similarly situated executives (the “Annual Discretionary Bonus”). You will not be eligible to participate in the Company’s 2021 short-term incentive plan. Your target Annual Discretionary Bonus for the 2022 calendar year will be determined by the Compensation Committee; provided, however, whether you receive any such bonus for a given performance year, and the amount of any such bonus, shall be determined by the Compensation Committee, in its sole and absolute discretion, based on Company results and individual performance against applicable performance metrics to be jointly developed between you and the Company. Such Annual Discretionary Bonus payment, if any, will be subject to applicable taxes and withholdings and is generally paid within three and a half (3.5) months following the end of the applicable calendar year. Notwithstanding the foregoing, to be eligible to earn any such Annual Discretionary Bonus for a given calendar year, you must be actively employed, in good standing, and not have given or received notice of termination of your employment as of the date such Annual Discretionary Bonus is paid. For the avoidance of doubt, you will not be eligible to receive an Annual Discretionary Bonus if either you or the Company has given notice of termination of your employment prior to the payment of such Annual Discretionary Bonus.

6.       Initial Equity Grant. Effective as of December 16, 2021, the Company will award you a one-time equity grant consisting of 250,000 restricted stock shares and 375,000 stock options (the “Initial Equity Grant”). The Initial Equity Grant shall vest as follows: 25% of restricted stock shares and stock options provided for under the Initial Equity Grant shall vest on each three (3)-month anniversary of the grant date such that all such restricted stock shares and stock options are fully vested on the one (l)-year anniversary of the grant date. Notwithstanding the foregoing, the Initial Equity Grant shall be issued under and subject in all respects to the terms and conditions of the Company’s 2018 Long-Term Incentive Plan and the applicable award agreements, which you will be required to execute as a condition of your receipt of the Initial Equity Grant.

7.       Long Term Incentive Program. You will be eligible to participate in the Company’s long-term incentive program on similar terms and conditions as other similarly situated executives, as determined by the Compensation Committee, in its sole and absolute discretion. For the 2022 long-term incentive grant year, the Compensation Committee will take into account your Initial Equity Grant when determining the equity awards you will be eligible to receive, if any. Any and all equity awards shall in all respects be subject to the terms and conditions of the Company’s long-term incentive program, the applicable grant and/or award document(s), and such other terms and conditions as the Board or Compensation Committee may impose from time to time in its discretion.

8.       Benefits and Perquisites. You will be eligible to participate in the employee benefit plans and programs that the Company may establish and make generally available to the Company’s executives, subject to the terms and conditions of such plans and programs, which are anticipated to include: (i) health, dental, and vision plans; (ii) disability and life insurance; (iii) 401(k) (with Company match at 100% of first 3%); (iv ) access to free company products in accordance with Company plans and programs; and (v) reimbursement for relocation and travel expenses, including reasonable reimbursement for your Denver or Boulder-based apartment, a leased car, and flights back and forth between Denver and New York for your family members, up to a reasonable aggregate amount per year and subject to your submission of proper supporting documentation. The Company reserves the right to amend, modify, suspend or terminate any of its benefit plans or programs at any time and for any reason, subject to applicable law.

9.       Withholdings. All forms of compensation paid to you as an employee of the Company shall be subject to all applicable taxes and withholdings.

10.       Restrictive Covenant Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign and abide by the Company’s standard “Employee Confidentiality, Non-Disclosure, Non-Compete and Conflict of Interest Agreement,” the terms of which are incorporated herein by reference.

11.       At-Will Employment. Your employment with the Company will be for no specified period of time. Rather, your employment will be on an at-will basis, meaning that you or the Company may terminate the employment relationship at any time, for any reason or no reason, with or without cause, and with or without notice. Although your job duties, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the at-will nature of your employment may only be changed by an express written agreement approved by the Board and signed by you and a duly authorized representative of the Company (other than yourself).

12.       Governing Law. This offer letter shall be governed by the laws of the State of Colorado, without giving effect to any principles thereof relating to conflicts of laws.

13.       Representations. By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breach of any legal restrictions on your activities, such as non-competition, non-solicitation, or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and any current or former employer, or other entities to whom you provided services, describing such restrictions to your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of a particular document or other information, you should discuss such questions with your former employer (or other applicable third- party) before removing or copying the documents or information.

14.       Entire Agreement. This offer letter, together with the Restrictive Covenants Agreement, sets forth the entire terms of your employment and supersedes any and all prior understandings, whether written or oral, relating to the terms of your employment; provided, however, nothing in this offer letter or the Restrictive Covenant Agreement shall impair your obligations or the rights of the Company under any confidentiality, non-disclosure, non-competition, non-solicitation, trade secret, and/or assignment of inventions and other intellectual property provisions entered into between you and the Company. The parties hereto acknowledge that in entering into this offer letter, neither party has relied on any representation or undertaking (whether oral or in writing) except as expressly set forth in this offer letter and the Restrictive Covenant Agreement. This offer letter may only be amended by a written agreement, approved by the Board and signed by both you and a duly authorized representative of the Company (other than yourself).

15.       Successors and Assigns. Your rights and obligations under this offer letter are personal and may not be assigned by you. The Company, however, may assign its rights and obligations under this offer letter at any time, without your consent and without notice to you, to any successor or affiliate of the Company. In addition, this offer letter shall be binding upon and inure to the benefit of the heirs, successors, and permitted assigns of both you and the Company.

If this offer letter correctly sets forth the terms under which you will be employed by the Company, please sign in the space provided below and return a signed copy of this offer letter and the Restrictive Covenant to me.

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We are all extremely excited to have you join Charlotte’s Web in this new capacity and look forward to working with you as we build Charlotte’s Web into one of the world’s premier companies. Please feel free to contact me if you have any questions about this offer or the benefits described above.

Sincerely,

/s/ Stephen Rogers
Stephen Rogers
Senior Vice President, General Counsel/Corporate Secretary
On behalf of Charlotte’s Web Holdings, Inc.

Accepted and Agreed:

/s/ Jacques Tortoroli
Jacques Tortoroli

Date: